CONTACTS:   Alanco Technologies, Inc.                Alanco Behavioral Health, Inc.
John Carlson, CEO  David Johnson, President
(480) 505-4869      (720) 595-4149
john@alanco.com  dave@alanco.com

Alanco Technologies, Inc. to Launch
Behavioral Health Subsidiary

(Scottsdale, AZ – August 22, 2016) – Alanco Technologies, Inc. (OTCQB: ALAN), today announced that it has reached agreement with David C. Johnson, a seasoned executive with over 16 years of senior executive experience in the Behavioral Health  ("BH") market, to be President of Alanco's new BH subsidiary; Alanco Behavioral Health, Inc.

Mr. Johnson's extensive experience in the BH market has been as Owner, CEO and COO of leading BH organizations.  His positions included CEO of a large Arizona treatment center that achieved over 100% growth before selling to a private equity fund backed Behavioral Health company and COO of a Southwestern multistate Behavioral Health company that realized over 400% growth under his leadership.  In addition, Mr. Johnson was founder of Peak Consulting Partners, an industry leading consulting firm advising BH organizations and private equity groups focused on strategic growth and acquisitions.    Mr. Johnson has been responsible for over $50 million of BH M&A transactions on both buy side and sell side with both public and private companies. For the past ten years, he has also been a national public speaker addressing the Behavioral Health market.

Mr. Johnson will be responsible for all BH operations with initial responsibilities focusing on finalizing the first phase of the acquisition plan and working with Alanco management to raise required capital.  According to David Johnson, "With an estimated 30 million people in the US suffering from Addiction and Mental Illness and the market projected to continue to grow at approximately 3% per annum for the next five years, we believe there is a great need for care providers.  Alanco's objective will be to create a market leader in Behavioral Health Treatment Services helping people and their families.

"I have been independently working on this BH consolidation project for the past three years and am extremely excited to have the opportunity to work with a public company with the objective of enhancing shareholder value.  We are poised to announce our first acquisition in the third quarter and have several additional acquisition candidates already identified and we are excited to be moving forward on those immediately.

"Alanco's BH Subsidiary will apply an innovative approach to each investment, using private and public funding to enhance its long term goals.  Owners of private companies in the BH market with strong cash flows will be able to exchange their private holdings at competitive market prices, for consideration that may include common shares in a publicly traded vehicle. With offices in Scottsdale and Denver, we have the skills and resources needed to execute high growth strategies for our shareholders."

John Carlson, Alanco CEO said,  "We are launching Alanco's BH subsidiary to provide a liquidity alternative to small cap private companies in the expanding BH market and translating that to the public markets by an aggressive acquisition strategy providing strong revenue growth and cash flow.  Alanco's corporate strategy will be to continue to liquidate non BH assets and use the funds to support the BH market acquisition strategy. We welcome Mr. Johnson with his extensive experience in the BH market and are delighted that he has joined our team."

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE FAILURE OF THE COMPANY TO ATTRACT PRIVATE COMPANIES THAT MEET ITS INVESTMENT CRITERIA, AND THE FAILURE TO FIND ACCEPTABLE FINANCING WITH WHICH TO COMPLETE THE ACQUISITION OF THESE ACQUISITION TARGETS ON TERMS THAT ARE ACCEPTABLE TO THE COMPANY.  WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE, EXCEPT AS MAY BE REQUIRED BY LAW.

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